Exhibit 10.1

Summary Sheet regarding Compensation for Executive Officers

Name	Title	2007 Base Salary (1)	Option Awards (2)	Stock Awards (3)	2007 Non-Equity Incentive Plan Awards (4)
					Threshold	Target	Maximum
Andrew C. Florance	President & Chief Executive Officer	$439,000	39,300	43,400	0%	75%	150%
Frank A. Carchedi	Chief Financial Officer & Treasurer	$280,000	10,500	15,500	50%	60%	120%
Christopher Tully (5)	Sr. Vice President Sales & Customer Service	$246,000	7,900	2,900	0%	25%	50%
Jennifer Kitchen	Sr. Vice President, Research	$190,000	5,300	3,900	0%	55%	110%
Craig Farrington	Vice President Research	$184,000	4,000	2,000	0%	55%	110%

(1)	All salary increases will be effective as of January 1, 2007.
(2)
Represents the number of shares of Common Stock of the Company underlying the option award. All of the options have an exercise price of $51.92 per share, the fair market value of the Company’s common stock on the date of grant. The stock option awards were granted under the Company’s 1998 Stock Incentive Plan, as amended. Each of the options granted vests over a three-year period in equal, annual installments on each of December 12, 2007, December 12, 2008, and December 12, 2009. A form of stock option grant agreement has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and is incorporated by reference herein.

(3)
Represents the number of shares subject to the restricted stock award. The awards were granted based on the fair market value of the Company’s common stock on the date of grant, $51.92 per share. The shares of restricted stock were granted to the executives under the Company’s 1998 Stock Incentive Plan, as amended. The shares cliff vest as of the four-year anniversary of the date of grant, December 12, 2010. A form of restricted stock agreement has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and is incorporated by reference herein. Executive officers will also be entitled to an award of shares of restricted stock, subject to achievement of certain performance criteria in 2006 to be determined subsequent to the end of fiscal year 2006, consistent with past determinations as previously disclosed in the Company’s Form 8-K dated April 27, 2006.

(4)
2007 bonus awards will be based on a target percentage of the executive officer’s base salary. Each executive officer’s bonus is based on achievement of a combination of corporate/financial goals individual/team performance goals. The criteria that the Committee uses to determine bonuses include, without limitation, the level of achievement of goals based on the following criteria: Company revenues, Company earnings, research, data quality, new and enhanced products, software development, management, customer service, accounts receivable, human resources, investor relations, financial reporting and sales. The criteria differ for each of the executive officers. Bonus awards for 2006 will be determined on the terms previously disclosed in the Company’s Form 8-K dated April 27, 2006.

(5)	Mr. Tully also has the ability to earn monthly commissions based on the Company’s monthly net new revenue amounts.